EXHIBIT 99


              PROFFITT'S, INC. ANNOUNCES CASH TENDER
                      OFFER FOR SENIOR NOTES

                                        Contacts:  Charles Hansen
                                                   (205) 940-4600
                                               Jim Scully
                                                   (205) 940-4732

Birmingham, Alabama (August 27, 1998) Department store retailer Proffitt's, Inc. (NYSE.:PFT) (the "Company") today announced that it commenced a cash tender offer for the $125 million outstanding principal amount of its 8-1/8% Senior Notes due May 15, 2004 (the "Notes").

The purchase price for Notes tendered pursuant to the offer will be the price resulting from a yield to the Notes' maturity date equal to the sum of (i) the yield on the U.S. 7-1/4% Treasury Notes due May 15, 2004, as calculated by a dealer manager in accordance with standard market practice, based on the bid price for such Treasury Notes at the time a holder of the Notes agrees to tender its Notes to the Company through such dealer manager plus (ii) a yield spread of 50 basis points. The bid price of the Treasury Notes will be determined by reference to the Bloomberg Government Pricing Monitor, Page PX6. The purchase price will be rounded to the nearest $.01 per $1,000 of principal.

Earlier, the Company obtained consents necessary to amend the indenture governing the Notes. The amendments would eliminate substantially all of the indenture's restrictive covenants and would amend other provisions contained in the indenture relating to events of default and defeasance of the Notes. The amendments will become effective upon completion of the offer and the execution of appropriate documents.

The offer will terminate at 5:00 p.m. New York City time on September 2, 1998, unless it is extended by the Company.

Salomon Smith Barney and NationsBanc Montgomery Securities LLC are acting as dealer managers in connection with the offer. The offer is being made only pursuant to an Offer Letter dated August 27, 1998 that includes the terms of the offer. Additional information concerning the terms of the offer and the procedures for tendering Notes is available from, and requests for copies of the offering documents should be directed to, either the Liability Management Group at Salomon Smith Barney at (800) 558-3745 or Andrew Karp at NationsBanc Montgomery Securities LLC at (704) 388-4813.

Proffitt's, Inc. currently operates 231 department stores and 4 free-standing furniture stores in 24 states under the names of Proffitt's, McRae's, Younkers, Parisian, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store. The Company's annual revenues exceed $3.5 billion.

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